Exhibit (p)

                      CERTIFICATE OF THE SOLE STOCKHOLDER
                OF FLOATING RATE INCOME STRATEGIES FUND II, INC.

      Fund Asset Management, L.P. ("FAM"), the holder of 5,236 shares of common stock, par value $0.10 per share, of Floating Rate Income Strategies Fund II, Inc. (the "Fund"), a Maryland corporation, does hereby confirm to the Fund its representation that it purchased such shares for investment purposes, with no present intention of reselling any portion thereof.

                                                 FUND ASSET MANAGEMENT, L.P.

                                                 By: /s/ Donald C. Burke
                                                     ---------------------------
                                                     Name: Donald C. Burke
                                                     Title: First Vice President

Dated: July 27, 2003